Exhibit 99.1

U S Liquids Inc.

411 N. Sam Houston Parkway E., Suite 400

Houston, Texas 77060

(281) 272-4500

March 28, 2002

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, DC 20549

Ladies and Gentlemen:

We have received, on the date hereof, representation from Arthur Andersen LLP that their audit of the financial statements contained in U S Liquids Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001, of which this Exhibit 99.1 is a part, was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.

Very truly yours,

U S LIQUIDS INC.

/s/ Earl J. Blackwell

Earl J. Blackwell
Chief Financial Officer